Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM:

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE NAMES PATRICK MONEYMAKER U.S. NAVY REAR ADMIRAL (RET) AS CEO of KFORCE GOVERNMENT HOLDINGS INC.

DAVID HALSTEAD NAMED PRESIDENT OF BRADSON CORPORATION

TAMPA, FL – October 2, 2006 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced the appointments of Patrick Moneymaker, United States Navy Rear Admiral (Ret), as CEO of Kforce Government Holdings Inc. and David Halstead as President of Bradson Corporation, a wholly owned subsidiary of Kforce Government Holdings, Inc.

Mr. Moneymaker served as CEO of Ocean Systems Engineering Corp (OSEC), a privately held company based in Carlsbad, CA prior to OSEC’s sale in May, 2006. OSEC provided a full spectrum of engineering services for the Dept of Defense that includes software development, C4I systems integration and program management. From 1968-1998, Mr. Moneymaker was an officer in the United States Navy, ultimately achieving the rank of Rear Admiral. His service included the premier assignment as leader of the elite Blue Angels flying team. Mr. Moneymaker has served on Kforce’s board of directors since June, 2005, and with this appointment has resigned from the Kforce board effective September 30, 2006.

Mr. Halstead has a record of building and sustaining business in the federal government marketplace. Prior to this acquisition, he directed Bradson’s operations and business development strategies for its DoD, Homeland Security, and civilian agency customers. As a Vice President at Bradson, he was responsible for Bradson’s proposal development, contract execution/delivery, and customer relationship management. David has expertise in federal government operations, CFO compliance management, and business modernization. He has testified before Congressional Committees on the topic of government reform and consulting. Prior to joining Bradson in 1991, David served in the U.S. Air Force. He has an MA in International Affairs and a BS in Political Science.

David L. Dunkel, Kforce Inc. Chairman and CEO commented; “We are very excited to have Pat Moneymaker lead our continued initiative in the government services arena. Pat has an extraordinary record of service to our nation as well as a track record of success in building and leading a successful business in the government services sector. David has been instrumental in building and leading Bradson for the last 15 years and we welcome him to the Kforce family.” Added Mr. Moneymaker, “It has been an honor to serve on the Kforce Inc. board, which gave me a great opportunity to get to know the leadership and culture of the Firm. I am very excited about the opportunities that lie ahead of us as we build Kforce Government Holdings and its two subsidiaries into what, we believe, will be a significant player in the government services sector. We believe there is great opportunity, as the federal government is the single largest employer in US and the needs for solutions providers is expected to grow. It is an honor to be working with Bradson President David Halstead and Kforce Government Solutions, Inc. President Larry Grant.” Added Mr. Halstead, “I am very excited about the opportunity to join the team and work with these distinguished professionals. We believe this team will significantly enhance service to our existing Bradson customers, provide career opportunities for Bradson’s employees, and expand both Bradson’s and Kforce Government Solutions, Inc.’s portfolio of business offerings for the federal government.”

About Kforce

Kforce Inc. (NASDAQ: KFRC) is a full-service, professional staffing firm providing flexible and permanent staffing solutions for candidates and organizations in the skill areas of technology, finance and accounting, and health and life sciences. Backed by 2,000 staffing specialists, Kforce (www.kforce.com) operates with 76 offices in 43 markets in North America.

About Kforce Government Holdings, Inc.

Kforce Government Holdings Inc., through its two subsidiaries Kforce Government Solutions, Inc. and Bradson Corporation, provides innovative technical and finance and accounting solutions to federal government clients. For more information, visit www.kforcegov.com.

Certain of the above statements are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in market demand, including, without limitation, shifts in demand for our Government Solutions, Health and Life Sciences, Finance and Accounting and Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above transaction will be accretive in 2006. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integration of Bradson Corporation and Kforce and the leveraging of Bradson or Kforce professionals are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.